UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                     CERTIFICATION AND NOTICE OF TERMINATION
                       OF REGISTRATION UNDER SECTION 12(g)
                      OF THE SECURITIES EXCHANGE ACT OF 1934
                      OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-24123

                         Horizon Group Properties, Inc.

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             (Exact name of registrant as specified in its charter)

                        77 West Wacker Drive, Suite 4200
                                Chicago, IL 60601
                                 (312) 917-8870

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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

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                     Common Stock, $.01 par value per share

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            (Title of each class of securities covered by this Form)

                                      None

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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [x]             Rule 12h-3(b)(1)(i)  [  ]
           Rule 12g-4(a)(1)(ii) [  ]            Rule 12h-3(b)(1)(ii) [  ]
           Rule 12g-4(a)(2)(i)  [  ]            Rule 12h-3(b)(2)(i)  [  ]
           Rule 12g-4(a)(2)(ii) [  ]            Rule 12h-3(b)(2)(ii) [  ]
                                                Rule 15d-6           [  ]

         Approximate number of holders of record as of the certification or notice date: 180

     Pursuant to the requirements of the Securities Exchange Act of 1934, Horizon Group Properties, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 10, 2003                            By: /s/ David R. Tinkham
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                                                       David R. Tinkham
                                                       Chief Financial Officer